UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 28, 2005

Date of report (Date of earliest event reported)

MATRIXONE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29309	02-0372301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Littleton Road

Westford, Massachusetts 01886

(Address of Principal Executive Offices, including Zip Code)

(978) 589-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On July 28, 2005, the Audit Committee of the Board of Directors and the management of the Company concluded that errors in revenue recognition with respect to the Company’s Japanese subsidiary require the Company to restate its previously reported financial results. The restatement, which will also address other matters as described below, will affect previously reported financial results from for fiscal year 1999 through the second quarter of fiscal year 2005. The Company currently expects to complete and file its periodic reports for the quarter ended April 2, 2005 and the fiscal year ended July 2, 2005 by September 15, 2005. These reports will contain the restated amounts for previously reported periods. The Company also plans to amend certain of its previously filed periodic reports reflecting the restated amounts as soon as practicable after September 15, 2005.

The Company believes adjustments to its previously reported financial results are necessary because of the discovered failure by certain managers and employees of the Company’s Japanese subsidiary to comply with the Company’s revenue recognition policies, and the failure by those managers and employees and certain of the Company’s Japanese distributors to provide accurate information to the Company concerning arrangements included as revenue in the Company’s consolidated financial statements. From fiscal year 1999 through the second quarter of fiscal year 2005, the Company previously recognized $30.3 million in software license revenues from its Japanese subsidiary, or approximately 10% of the Company’s software license revenues during this period. The Company expects that the restatement will adjust the fiscal periods in which certain previously paid for and recognized revenues related to the Company’s Japanese subsidiary were recognized and that certain previously recognized and paid for revenues will be deferred and recognized in future fiscal periods. The Company currently believes that less than $1.0 million of previously recognized revenues will be reversed and not recognized as revenue in any later or future period. Except for the amount to be reversed without future recognition, the Company has collected all fees related to the transactions being adjusted. The Company expects that the restatement, which is not yet complete and is subject to audit by the Company’s independent registered public accounting firm, will also include other adjustments to asset and liability accounts which, in total, are expected to increase net income or reduce net loss in previously reported periods. In light of the expected restatement, the financial statements reported in the Company’s periodic filings made with the Securities and Exchange Commission through February 7, 2005 and elsewhere and all earnings releases and similar communications of the Company relating to fiscal year 1999 through the second quarter of fiscal year 2005 should not be relied upon.

The Audit Committee has discussed matters disclosed in this filing with Ernst & Young LLP, the Company’s independent registered public accounting firm who agrees that a restatement is necessary and who is in the process of evaluating management’s proposed adjustments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIXONE, INC.

Date: August 9, 2005	By:	/s/ Gary D. Hall
Gary D. Hall
Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)